CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 24, 2015, accompanying the financial statements of Insured Income Trust, Series 119 (included in Van Kampen Unit Trusts, Taxable Income Series 56) as of March 31, 2015, and for each of the three years in the period ended March 31, 2015 and the financial highlights for each of the five years in the period ended March 31, 2015, contained in this Post-Effective Amendment No. 11 to Form S-6 (File No. 333-109467) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 24, 2015